                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                                MERIX CORPORATION
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, No Par Value
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   590049-10-2
                  ---------------------------------------------
                                 (CUSIP Number)


                                  May 20, 1998
                  ---------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule
is filed:                                                   [ X  ] Rule 13d-1(c)
                                                            [    ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================
                                  SCHEDULE 13G

CUSIP NO.     590049-10-2                                  PAGE  2  OF  10 PAGES
          ---------------------------------                     ---    ---

--------------------------------------------------------------------------------
1   Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person      Metropolitan Capital
                                                           Advisors, Inc.
--------------------------------------------------------------------------------
2   Check the Appropriate Box if a Member of a Group*                   (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
3   SEC Use Only

--------------------------------------------------------------------------------
4   Citizenship or Place of Organization                   New York

--------------------------------------------------------------------------------
 Number of           5   Sole Voting Power           0

 Shares              -----------------------------------------------------------

 Beneficially        6   Shared Voting Power         256,400

 Owned by            -----------------------------------------------------------

 Each                7   Sole Dispositive Power      0
                     -----------------------------------------------------------
 Reporting
                     8   Shared Dispositive Power    256,400
 Person With
--------------------------------------------------------------------------------
9   Aggregate Amount Beneficially Owned by Each Reporting Person       256,400

--------------------------------------------------------------------------------
10  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*    |_|

--------------------------------------------------------------------------------
11  Percent of Class Represented by Amount in Row (9)         4.13%

--------------------------------------------------------------------------------
12  Type of Reporting Person*       CO

================================================================================

================================================================================
                                  SCHEDULE 13G

CUSIP NO.     590049-10-2                                  PAGE  3  OF  10 PAGES
          ---------------------------------                     ---    ---

--------------------------------------------------------------------------------
1   Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person      K J Advisors, Inc.
--------------------------------------------------------------------------------
2   Check the Appropriate Box if a Member of a Group*                   (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
3   SEC Use Only

--------------------------------------------------------------------------------
4   Citizenship or Place of Organization                   New York

--------------------------------------------------------------------------------
 Number of           5   Sole Voting Power           0

 Shares              -----------------------------------------------------------

 Beneficially        6   Shared Voting Power         17,600

 Owned by            -----------------------------------------------------------

 Each                7   Sole Dispositive Power      0
                     -----------------------------------------------------------
 Reporting
                     8   Shared Dispositive Power    17,600
 Person With
--------------------------------------------------------------------------------
9   Aggregate Amount Beneficially Owned by Each Reporting Person       17,600

--------------------------------------------------------------------------------
10  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*    |_|

--------------------------------------------------------------------------------
11  Percent of Class Represented by Amount in Row (9)         0.28%

--------------------------------------------------------------------------------
12  Type of Reporting Person*       CO

================================================================================

================================================================================
                                  SCHEDULE 13G

CUSIP NO.     590049-10-2                                  PAGE  4  OF  10 PAGES
          ---------------------------------                     ---    ---

--------------------------------------------------------------------------------
1   Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person      Metropolitan Capital
                                                           III, Inc.

--------------------------------------------------------------------------------
2   Check the Appropriate Box if a Member of a Group*                   (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
3   SEC Use Only

--------------------------------------------------------------------------------
4   Citizenship or Place of Organization                   New York

--------------------------------------------------------------------------------
 Number of           5   Sole Voting Power           0

 Shares              -----------------------------------------------------------

 Beneficially        6   Shared Voting Power         167,700

 Owned by            -----------------------------------------------------------

 Each                7   Sole Dispositive Power      0
                     -----------------------------------------------------------
 Reporting
                     8   Shared Dispositive Power    167,700
 Person With
--------------------------------------------------------------------------------
9   Aggregate Amount Beneficially Owned by Each Reporting Person       167,700

--------------------------------------------------------------------------------
10  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*    |_|

--------------------------------------------------------------------------------
11  Percent of Class Represented by Amount in Row (9)         2.70%

--------------------------------------------------------------------------------
12  Type of Reporting Person*       CO

================================================================================

================================================================================
                                  SCHEDULE 13G

CUSIP NO.     590049-10-2                                  PAGE  5  OF  10 PAGES
          ---------------------------------                     ---    ---

--------------------------------------------------------------------------------
1   Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person      Jeffrey E. Schwarz

--------------------------------------------------------------------------------
2   Check the Appropriate Box if a Member of a Group*                   (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
3   SEC Use Only

--------------------------------------------------------------------------------
4   Citizenship or Place of Organization                   U.S.A

--------------------------------------------------------------------------------
 Number of           5   Sole Voting Power           0

 Shares              -----------------------------------------------------------

 Beneficially        6   Shared Voting Power         441,700

 Owned by            -----------------------------------------------------------

 Each                7   Sole Dispositive Power      0
                     -----------------------------------------------------------
 Reporting
                     8   Shared Dispositive Power    441,700
 Person With
--------------------------------------------------------------------------------
9   Aggregate Amount Beneficially Owned by Each Reporting Person       441,700

--------------------------------------------------------------------------------
10  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*    |_|

--------------------------------------------------------------------------------
11  Percent of Class Represented by Amount in Row (9)         7.11%

--------------------------------------------------------------------------------
12  Type of Reporting Person*       IN

================================================================================

================================================================================
                                  SCHEDULE 13G

CUSIP NO.     590049-10-2                                  PAGE  6  OF  10 PAGES
          ---------------------------------                     ---    ---

--------------------------------------------------------------------------------
1   Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person      Karen Finerman

--------------------------------------------------------------------------------
2   Check the Appropriate Box if a Member of a Group*                   (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
3   SEC Use Only

--------------------------------------------------------------------------------
4   Citizenship or Place of Organization                   U.S.A

--------------------------------------------------------------------------------
 Number of           5   Sole Voting Power           0

 Shares              -----------------------------------------------------------

 Beneficially        6   Shared Voting Power         441,700

 Owned by            -----------------------------------------------------------

 Each                7   Sole Dispositive Power      0
                     -----------------------------------------------------------
 Reporting
                     8   Shared Dispositive Power    441,700
 Person With
--------------------------------------------------------------------------------
9   Aggregate Amount Beneficially Owned by Each Reporting Person       441,700

--------------------------------------------------------------------------------
10  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*    |_|

--------------------------------------------------------------------------------
11  Percent of Class Represented by Amount in Row (9)         7.11%

--------------------------------------------------------------------------------
12  Type of Reporting Person*       IN

================================================================================
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                                                           PAGE  7  OF  10 PAGES
                                                                ---    ---

THIS SCHEDULE 13G AMENDS AND REPLACES THAT CERTAIN SCHEDULE 13D ORIGINALLY FILED ON BEHALF OF THE FILING PERSONS NAMED HEREIN ON AUGUST 13, 1997.

ITEM 1.

      (a) Name of Issuer:      Merix Corporation.
                         -------------------------------------------------------
      (b) Address of Issuer's Principal Executive Offices: 1521 Poplar Lane,
                                                          ----------------------
          P.O. Box 3000, Forest Grove, OR 97116
          ----------------------------------------------------------------------

ITEM 2.

      (a) Name of Persons Filing:
      (b) Address of Principal Business Office or, if none, Residence:
      (c) Citizenship:

          (i) Metropolitan Capital Advisors, Inc., a New York corporation, ("Metropolitan Capital").

          (ii)  KJ Advisors, Inc., a New York corporation ("KJ Advisors").

          (iii) Metropolitan Capital III, Inc., a Delaware corporation.

          (iv)  Jeffrey E. Schwarz, a United States citizen.

          (v)   Karen Finerman, a United States citizen.

          (b), (c) and (f) Each of the Reporting persons has a business address of 660 Madison Avenue, New York, New York 10021.

      (d) Title of Class of Securities:       common stock, no par value
                                       -----------------------------------------
      (e) CUSIP Number: 590049-10-2
                       ---------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

      (a) [ ] Broker or Dealer registered under Section 15 of the Act
      (b) [ ] Bank as defined in section 3(a)(6) of the Act
      (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
      (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940
      (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act
      (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
      (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)
      (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act
      (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
      (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

If this statement is filed pursuant to ss.240.13d-1(c), check this box [ X ].

                                                           PAGE  8  OF  10 PAGES
                                                                ---    ---

ITEM 4.   OWNERSHIP

     Provide the following information as of that date and identify those shares which there is a right to acquire.

     METROPOLITAN CAPITAL ADVISORS, INC.

     (a) Amount Beneficially Owned:       256,400
                                   ---------------------------------------------
     (b) Percent of Class:       4.13%
                          ------------------------------------------------------
     (c) Number of shares as to which such person has:
         (i)   sole power to vote or to direct the vote:        0
                                                        ------------------------
         (ii)  shared power to vote or to direct the vote:   256,400
                                                          ----------------------
         (iii) sole power to dispose or to direct the disposition of:   0
                                                                     -----------
         (iv)  shared power to dispose or to direct the disposition of: 256,400
                                                                       ---------

     KJ ADVISORS, INC.

     (a) Amount Beneficially Owned:    17,600
                                   ---------------------------------------------
     (b) Percent of Class:     0.28%
                          ------------------------------------------------------
     (c) Number of shares as to which such person has:
         (i)   sole power to vote or to direct the vote:       0
                                                        ------------------------
         (ii)  shared power to vote or to direct the vote:   17,600
                                                          ----------------------
         (iii) sole power to dispose or to direct the disposition of:    0
                                                                     -----------
         (iv)  shared power to dispose or to direct the disposition of: 17,600
                                                                       ---------

     METROPOLITAN CAPITAL III, INC.

     (a) Amount Beneficially Owned:    167,700
                                   ---------------------------------------------
     (b) Percent of Class:      2.70%
                          ------------------------------------------------------
     (c) Number of shares as to which such person has:
         (i)   sole power to vote or to direct the vote:       0
                                                        ------------------------
         (ii)  shared power to vote or to direct the vote:   167,700
                                                          ----------------------
         (iii) sole power to dispose or to direct the disposition of:    0
                                                                     -----------
         (iv)  shared power to dispose or to direct the disposition of: 167,700
                                                                       ---------


     JEFFREY E. SCHWARZ

     (a) Amount Beneficially Owned:   441,700
                                   ---------------------------------------------
     (b) Percent of Class:      7.11%
                          ------------------------------------------------------
     (c) Number of shares as to which such person has:
         (i)   sole power to vote or to direct the vote:       0
                                                        ------------------------
         (ii)  shared power to vote or to direct the vote:   441,700
                                                          ----------------------
         (iii) sole power to dispose or to direct the disposition of:    0
                                                                     -----------
         (iv)  shared power to dispose or to direct the disposition of: 441,700
                                                                       ---------

                                                           PAGE  9  OF  10 PAGES
                                                                ---    ---

     KAREN FINERMAN

     (a) Amount Beneficially Owned:   441,700
                                   ---------------------------------------------
     (b) Percent of Class:      7.11%
                          ------------------------------------------------------
     (c) Number of shares as to which such person has:
         (i)   sole power to vote or to direct the vote:       0
                                                        ------------------------
         (ii)  shared power to vote or to direct the vote:   441,700
                                                          ----------------------
         (iii) sole power to dispose or to direct the disposition of:    0
                                                                     -----------
         (iv)  shared power to dispose or to direct the disposition of: 441,700
                                                                       ---------

Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     (i) Metropolitan Capital is the owner of shares of Common Stock of the Issuer solely by reason of its position as General Partner of Metropolitan Capital Advisors, L.P., which, in turn, by reason of its position as General Partner of Bedford Falls Investors, L.P. has discretionary voting and dispositive power over assets of Bedford Fall Investors, L.P. and thereby may be deemed to have shared voting and dispositive power over the 256,400 shares representing 4.13% of Common Stock of the Issuer beneficially owned by Bedford Falls Investors, L.P.


     (ii) KJ Advisors, Inc. is the owner of shares of Common Stock of the Issuer solely by reason of its position as General Partner of Metropolitan Capital Partners II, L.P. which has discretionary voting and dispositive power over assets held in a managed account. Thus, by virtue of being the General Partner of Metropolitan Capital Partners II, L.P., KJ Advisors, Inc. may be deemed to have shared voting and dispositive power over the 17,600 shares representing 0.28% of Common Stock of the Issuer held for the managed account.

    (iii) Metropolitan Capital III, Inc. has purchased no shares of Common
          Stock of the Issuer solely for its own account. However, by reason of its position as General Partner of Metropolitan Capital Partners III, L.P. which has discretionary voting and dispositive power over the assets of Metropolitan Capital Advisors International Limited, Metropolitan Capital III, Inc. may be deemed to have shared voting and dispositive power over the 167,700 shares representing 2.70% of the Common Stock of the Issuer owned by Metropolitan Capital Advisors International Limited.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not Applicable

                                                           PAGE  10 OF  10 PAGES
                                                                ---    ---

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

     Not Applicable

ITEM 10.  CERTIFICATION

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Dated this 20th day of May, 1998.

                                        Jeffrey E. Schwarz

                                        By: /s/ Jeffrey E. Schwarz
                                            ------------------------------------
                                            Jeffrey E. Schwarz


                                        Karen Finerman

                                        By: /s/ Karen Finerman
                                            ------------------------------------
                                            Karen Finerman


                                        Metropolitan Capital Advisors, Inc.

                                        By: /s/ Karen Finerman
                                            ------------------------------------
                                            President


                                        KJ Advisors, Inc.

                                        By: /s/ Karen Finerman
                                            ------------------------------------
                                            President


                                        Metropolitan Capital III, Inc.

                                        By: /s/ Karen Finerman
                                            ------------------------------------
                                            President